                                   Exhibit 4.2
                                   -----------

The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). These securities have been acquired for investment and not a with view to distribution or re-sale, and may not be made subject to a security interest or pledged, hypothecated or otherwise transferred without an effective registration statement for such securities under the Act or an opinion of counsel of the Corporation that registration is not required under such Act.

                         MICHAEL ANTHONY JEWELERS, INC.

                                                                WARRANTS TO
                                                                PURCHASE 300,000
                                                                SHARES OF
                                                                COMMON STOCK

                          COMMON STOCK PURCHASE WARRANT

                         Not Transferable or Exercisable
                         -------------------------------
                     Except Upon Conditions Herein Specified
                     ---------------------------------------

         THIS CERTIFIES that, for value received, Almond International, Inc. is entitled to subscribe for and purchase from MICHAEL ANTHONY JEWELERS, INC., a Delaware corporation (hereinafter called the "Corporation"), 300,000 shares of the Corporation's Common Stock, par value $.001 per share (the "Common Stock"), at the price of $1.625 per share (hereinafter called the "Warrant Price") at any time from December 22, 2000 to and including December 22,2004; the term will be extended for one additional year provided that either the Distribution Agreement or the Manufacturing Agreement between Michael Anthony Jewelers, Inc., Almond International Inc. and Gold & Honey L. P. executed on December 22, 2000 are still in full force and effect (such period being hereinafter referred to as the "Exercise Period").

         SECTION 1. EXERCISE OF WARRANTS. The rights represented by this Warrant may be exercised by the holder hereof, in whole at any time during the Exercise Period, by the surrender of this Warrant (properly endorsed) at the office of the Corporation, at 115 South MacQuesten Pkwy, Mt. Vernon, New York 10550-1724 or at such other agency of office of the Corporation in the United States of America as it may designate by notice in writing to the holder hereof at the address of such holder appearing on the books of the Corporation, and by payment to the Corporation of the Warrant Price in cash or by check for each share of Common Stock being purchased. In the event of the exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the holder, shall be delivered to the holder hereof within a reasonable time, not exceeding thirty days, after the rights represented by this Warrant shall have been so exercised. The person in whose name any certificate for shares of Common Stock is issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes were made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Corporation are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

         SECTION 2. COVENANTS AS TO COMMON STOCK. The Corporation covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this warrant, will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof; assuming warrant price is paid in full as provided in Section 1 hereof. The Corporation further covenants and agrees that the Corporation will from time to time take all such action as may be requisite to assure that the stated or par value per share of the Common Stock is at all time equal to or less than the effective Warrant Price per share issuable upon exercise of this Warrant. The Corporation further covenants and agrees that the Corporation will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

         SECTION 3. NO STOCKHOLDER RIGHTS. This warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Corporation.

         SECTION 4. LIMITATION UPON TRANSFER OF WARRANT. This Warrant and any of the rights granted hereunder are not transferable without the consent of Michael Anthony Jewelers, Inc.

         SECTION 5. REORGANIZATIONS, ETC. In case, at any time after the date of issuance of this Warrant and prior to the expiration of the Exercise Period, of any capital reorganization, of any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing operation and which does not result in any change in the Common Stock) or of the sale of all or substantially all the properties and assets of the Corporation as an entirety to any other corporation, this Warrant shall, after such reorganization, reclassification, consolidation, merger or sale, be exercisable for the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold to which such holder would have been entitled if he had held the Common Stock issuable upon the exercise hereof immediately prior to such reorganization, reclassification, consolidation, merger or sale.

         SECTION 6. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Corporation may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Corporation, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

         SECTION 7. EFFECTIVENESS OF RIGHTS GRANTED. The rights of the holder hereof are effective as of the date of issuance of this Warrant, provided, however, that no such rights shall be exercisable until registration under the Securities Act of 1933, as amended, of shares of Common Stock of the Company or its successor.

         SECTION 8. WAIVER AND MODIFICATION. The provisions of this Warrant Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

         SECTION 9. GOVERNING LAW. The Warrant Agreement shall be governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation, as of December 26, 2000, has issued this Warrant to be executed by its duly authorized officers under its seal.

                                         MICHAEL ANTHONY JEWELERS, INC.

                                         By:  /s/: Michael W. Paolercio
                                             --------------------------
                                                  President

[Corporate Seal]
Attest: